EXHIBIT 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

First State Bancorporation Announces Front Range Capital
Corporation Shareholder Merger Approval

Albuquerque, NM--December 12, 2006--First State Bancorporation (NASDAQ:FSNM) ("First State") doing business as First Community Bank, New Mexico's largest locally managed bank holding company, today announced that the shareholders of Front Range Capital Corporation ("FRCC") have voted to approve the Agreement and Plan of Merger among FRCC, Heritage Bank, First State, and MSUB, Inc, a wholly owned subsidiary of First State dated October 4, 2006. Holders of 87.93% of the outstanding shares of FRCC entitled to vote approved the merger agreement with no shares dissenting. Pursuant to the merger agreement, MSUB will merge with and into FRCC, with FRCC as the surviving entity. It is anticipated that FRCC will subsequently merge with and into First State with First State as the surviving entity.

"The completion of our acquisition of Heritage Bank will strengthen our statewide presence in Colorado and position us strongly in Boulder County and along the Front Range," commented President and Chief Executive Officer Michael R. Stanford. "We are pleased that FRCC shareholders have endorsed this merger," continued Stanford.

First State is a $2.6 billion New Mexico-based commercial bank holding company that serves communities in New Mexico, Colorado, Arizona, and Utah through its wholly owned subsidiary First Community Bank. Pro forma for the merger, First State will have total assets in excess of $3.0 billion; with a total of 20 branches in Colorado and 62 branches in four states. The completion of this acquisition will give First State a solid footprint in New Mexico, Colorado, Utah, and Arizona. The locations to be acquired from FRCC in Broomfield, Boulder, Denver, Erie, Firestone, Lafayette, Longmont, and Louisville, Colorado, will operate under the First Community Bank name.

The transaction is subject to regulatory approval from the Federal Reserve Bank of Kansas City, the State of Colorado Division of Banking, and the New Mexico Financial Institutions Division and is expected to close in the first quarter of 2007.

On Tuesday, December 12, 2006 First State's stock closed at $25.22 per share

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's Web site at www.fcbnm.com.

FSNM -- Shareholder Merger Approval
December 12, 2006
Page Two

Forward-Looking Statements

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on First State current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by First State. For a detailed discussion of these statements, please refer to First State's filings with the SEC, especially in the "risk factors" sections of First State's Annual Report on Form 10-K for the year ended Dec. 31, 2005, and in subsequent filings with the SEC. First State assumes no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

SOURCE: First State Bancorporation

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